EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Alliance Boots GmbH:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19467, 333-107841, 333-112343, 333-164382, 333-167836, 333-174810, 333-174811, 333-175642, and 333-186491) and Form S-3 (No. 333-198773) of Walgreen Co. and the registration statement on Form S-4 (No. 333-198768) of Walgreens Boots Alliance, Inc. of our report dated 16 July 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at 31 May 2014 and 2013, and the related Group statements of income, comprehensive income, changes in equity, and cash flows for the year ended 31 May 2014 and ten months ended 31 May 2013, not included herein, which report appears in the 31 August 2014 annual report on Form 10-K of Walgreen Co. as amended.
/s/ KPMG LLP
London, United Kingdom
 3 November 2014